SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549

                             FORM 15

              Certification and Notice of Termination
                of Registration under Section 12(g)
               of the Securities Exchange Act of 1934
               or Suspension of Duty to File Reports
                 under Sections 13(d) and 15(d)
              of the Securities Exchange Act of 1934

                          34-0-16151
                   ________________________
                   (Commission File Number)

                     Comdata Holdings Corporation
         (Exact name of Registrant as specified in its charter)

                    Comdata Holdings Corporation
                         5301 Maryland Way
                     Brentwood, Tennessee  37027
                        (615) 370-7000
     (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

              Common Stock, par value $.01 per share
     (Title of each class of securities covered by this Form)

                                  None
     (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(ii)  [ ]
         Rule 12g-4(a)(2)(ii)  [ ]     Rule 15d-6            [ ]
         Rule 12h-3(b)(1)(i)   [X]

          Approximate number of holders of record as of the certification or notice date: One.

          Pursuant to the requirements of the Securities Exchange Act of 1934, Comdata Holdings Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     December 12, 1995

                              By:  COMDATA HOLDINGS CORPORATION

                                   By: /s/ Peter Voysey
                                       ________________________
                                       Name:  Peter Voysey
                                       Title: General Counsel